UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Corning Natural Gas Corporation

(Name of Registrant as Specified In Its Charter)

Richard M. Osborne Trust

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The Richard M. Osborne Trust
Recommends that Stockholders Vote
AGAINST the Merger
Between Corning Natural Gas Corporation and
C&T Enterprises, Inc.
Dear Fellow Stockholders:
You may have recently received a letter from Corning’s management urging you to vote for the proposed merger with C&T. You have probably noticed that Corning’s communications have become increasingly strident and that management has resorted to personal attacks against me because they are afraid that many of you may agree with me and vote against the merger. Let’s look at some of the points Corning raises in its recent letter.
Corning makes much of the fact that Institutional Shareholder Services, or ISS, has recommended a vote for the merger. They even go so far as to quote ISS: “Overall, we think the offer received [from C&T] does not undervalue the company in its current condition [emphasis added].” Hardly a ringing endorsement! Although Corning doesn’t mention it, ISS also stated “we find that the company’s performance is below that of its peers” and referred to the golden parachute payments to be received by Thomas Barry, Corning’s CEO, and Kenneth Robinson, the company’s EVP, as “substantial” and “elevated.” Perhaps an outsider could conclude the $16.50 a share price is fair for a company that has been run into the ground through mismanagement and recommend that you vote for the merger. However, I don’t believe it is fair to us, the stockholders of Corning, because we are losing the opportunity to participate in the value of a well-run company. Based on my personal experience, I continue to believe that Corning could flourish under capable management (presumably a view shared by C&T). In its proxy statement, management admits that the merger transfers Corning’s potential value to C&T and deprives us of the opportunity to participate in Corning’s upside.
In a move of desperation, Corning’s management goes on in its letter to attack me personally. I believe my track record speaks for itself. For example, in 2003, after acquiring a significant ownership interest in Energy West, Incorporated, a regulated Montana public utility company, I was elected to its board of directors. I pushed for the installation of a new management team at Energy West and since then the company has gone from posting a loss to record earnings and has reinstated a dividend on its shares. Energy West is a prime example of what can be done with a well-run local natural gas utility. I believe that the board of directors of Corning should remove the inept members of management who have contributed to Corning’s financial woes and replace them with individuals committed to rebuilding Corning so stockholders may participate in the upside of a well-managed company.
In an effort to scare you into voting for the C&T merger, Corning also implies that if you reject the merger I will somehow pillage the company and benefit at your expense. What they failed to tell you is that I don’t take a salary from the companies that I manage. I don’t have golden parachute agreements. Take, for example, John D. Oil and Gas Company, a publicly-traded company of which I am chairman and CEO. In 1999, I contributed self-storage facilities I owned to the predecessor of John D. Last year John D. sold most of its self-storage assets, dividended a portion of the sale proceeds to the stockholders and repositioned itself in the oil and gas drilling business. We currently have 14 wells in production. If you had invested $100 in John D. on December 31, 2000, assuming the reinvestment of dividends, on September 1, 2006 your investment would have been worth $555.66. That same $100 investment in Corning would be worth $89.79. If the C&T merger goes through, it’s Thomas Barry and Kenneth Robinson who will benefit at our expense. Like many of you, I have invested in Corning with a view toward long-term equity appreciation. I don’t intend to benefit at the expense of my fellow stockholders. I continue to believe in Corning’s future and its ability to maximize value for all stockholders. The first step in securing Corning’s future is to reject the merger.
To briefly reiterate my views as described in greater detail in my proxy statement, I oppose the merger with C&T because I believe that:
•	the consideration to be paid to stockholders is inadequate
•	Corning’s current financial condition has been caused by mismanagement
•	management should not be rewarded with substantial golden parachute payments in light of their unacceptable performance, and
•	management’s golden parachute payments are disproportionate to the consideration to be paid to the stockholders of Corning.
The Annual Meeting is September 28 — Don’t Delay!
You have a choice. You can vote for Corning’s future by voting against the merger. If you have not done so already, or if you have already sent in the white proxy card, I urge you to sign, date and mail the enclosed blue proxy card today. If any of your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct them to vote your shares against the merger on the blue proxy card. We urge you to discard the white proxy card. If you have any questions about voting your shares or changing your vote, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854. If you are a registered stockholder, you may also fax both sides of your signed proxy card to D.F. King at 212-809-8839.
Time is short. Please vote today!
Respectfully Submitted,
/s/ Richard M. Osborne

Richard M. Osborne
Trustee of the Richard M. Osborne Trust
September 22, 2006